Exhibit 5.1

May 16, 2006

The First of Long Island Corporation

10 Glen Head Road

Glen Head, New York 11545

Re:	Opinion of Counsel as to Legality of 300,000 Shares of Common Stock to be registered under the Securities Act of 1933, as amended.

Ladies and Gentlemen:

This opinion is furnished in connection with the registration under the Securities Act of 1933, as amended, on Form S-8 of 300,000 shares of Common Stock, $.10 par value, of The First of Long Island Corporation (the “Company”) offered to employees of the Company pursuant to The First Of Long Island Corporation 2006 Stock Compensation Plan (the “Plan”).

As special securities counsel for the Company, we advise you that it is our opinion, based on our familiarity with the affairs of the Company and upon our examination of pertinent documents, that the 300,000 shares of Common Stock to be offered by the Company under the Plan, will, when paid for and issued in accordance with the terms of the Plan, be validly issued and lawfully outstanding, fully paid and nonassessable shares of Common Stock of the Company.

The undersigned hereby consents to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement with respect to said shares of Common Stock under the Securities Act of 1933, as amended.

Very truly yours,

/s/ LINDQUIST & VENNUM P.L.L.P.

Lindquist & Vennum P.L.L.P.